EX‑33.5

Management Assessment of Compliance with Applicable Servicing Criteria Pursuant to Item

1122(d) of Regulation AB

Management of Walker & Dunlop, LLC (the Company) is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of asset backed securities transactions conducted by the Company (the Platform) as of and for the year ended  December 31, 2014. Appendix A identifies the individual asset-backed transactions and securities defined by management as constituting the Platform.

With respect to applicable servicing criteria identified in Appendix C, there were no activities performed the year ended December 31, 2014 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities.

The Company's management has assessed the Company's compliance with the applicable servicing criteria as of and for the year ended December 31, 2014. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB, excluding the criteria set forth in Appendix B, which management has determined are not applicable to the servicing activities it performs with respect to the Platform.

With respect to servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(xi), and 1122(d)(4)(xiii), management has engaged Midland Loan Services, Inc. (Midland) to perform the activities required by these servicing criteria. The Company's management has determined that Midland is not considered a 'servicer' as defined in Item 1101(j) of Regulation AB, and the Company's management has elected to take responsibility for assessing compliance with the servicing criteria applicable to Midland as permitted by the SEC's Compliance and Disclosure Interpretation ("C&DI") 200.06, Vendors Engaged by Servicers (C&DI 200.06) (formerly SEC Manual Telephone Interpretation 17.06). Management has policies and procedures in place designed to provide reasonable assurance that Midland's activities comply in all material respects with the servicing criteria applicable to Midland. The Company's management is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for Midland and related criteria.

Based on such assessment, management believes that, as of and for the year ended December 31, 2014, the Company has complied in all material respects with the servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission, including servicing criterion 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(xi), and 1122(d)(4)(xiii), for which compliance is determined based on C&DI 200.06 as described above, relating to the servicing of the Platform.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to management's assessment of compliance with the applicable servicing criteria as of and for the year ended December 31, 2014.

                                                                                                                /s/James Schroeder

James Schroeder

Senior Vice President - Servicing

March 2, 2015

Appendix A to Management's Assessment

Full Servicing Platform

Loan#	Portfolio Name	Loan Name	FUND Source
301001738	JPMC 2007 LDP11 -Full Servicing	Marston Building	Capital Markets - CMBS
301004036	MSBAM 2013-C13	BWI Airport Marriott	Capital Markets - CMBS
301004049	MSBAM 20 13- C 13	Archstone Apartments	Capital Markets - CMBS

Appendix B to Management's Assessment

Regulation AB Item 1122(d) criteria determined to not be applicable.

•               1122(d)(1)( iii )

•               1122( d)(3)( i )

•                1122(d)(3)( ii )

•                1122(d)(3)( iii )

•               1122(d)(3)( iv )

•               1122(d)(4)( ii )

•               1122(d)(4)( iii )

•               1122(d)(4)( vi )

•               1122(d)(4)( vii )

Appendix C to Management's Assessment

Regulation AB Item 1122(d) criteria that the Company is under contract to perform the activities required, but for which there were no occurrences of events for the year ended December 31, 2014 that required the Company to perform such activities:

•       1122(d)(2)( iii )

•       1122(d)(4)( ix )

•       1122(d)(4)(xv)